Exhibit 77(O)

Rule 10f-3 Transactions

October 1, 2015 through March 31, 2016 Reported Transactions

Adviser/ Subadviser	Funds(s)	Date	Transaction (Description)	Affiliated Underwriter	Executing Broker	Price	Public Offering Price	Type of Underwriting	Affirmation as to Reasonableness of Commission, Spread or Profit	Issuer of Securities in Operation for 3 or More Years	Aggregate Amount of Securities Purchased by Adviser/ Subadviser < 25% of Issuance
Goldman Sachs Investment Strategies, LLC	BAMMF/ BAMSF	10/29/15	Citizens Financial Secondary Offering	Goldman Sachs	Merrill Lynch, Pierce, Fenner & Smith Inc.	$23.50	$23.50	Firm commitment	Yes	Yes	Yes, 0.0009%
Goldman Sachs Investment Strategies, LLC	BAMMF/ BAMSF	10/26/15	Japan Post Holdings Co.	Goldman Sachs	Morgan Stanley & Co. LLC	$11.56	$11.89	Firm commitment	Yes	Yes	Yes, 0.0042%
Goldman Sachs Investment Strategies, LLC	BAMMF/ BAMSF	10/19/15	Japan Post Bank Co., Ltd	Goldman Sachs	Morgan Stanley & Co. LLC	$12.14	$12.35	Firm commitment	Yes	Yes	Yes, 0.0066%
Goldman Sachs Investment Strategies, LLC	BAMMF/ BAMSF	10/19/15	Japan Post Insurance	Goldman Sachs	Morgan Stanley & Co. LLC	$18.42	$18.74	Firm commitment	Yes	Yes	Yes, 0.0022%